Free Writing Prospectus
Filed pursuant to Rule 433
Relating to Prospectus dated September 9, 2019
and Preliminary Prospectus Supplement dated March 19, 2021
Registration Number 333-233669

Pricing Term Sheet

South Jersey Industries, Inc.
Remarketing of
$287,500,000 Principal Amount of
2018 Series A 5.020% Remarketable Junior Subordinated Notes due 2031
(the “Notes Remarketing”)

The information in this pricing term sheet relates to the Notes Remarketing and should be read together with (i) the preliminary remarketing prospectus supplement, dated as of March 19, 2021, relating to the Notes Remarketing, including the documents incorporated by reference therein and (ii) the accompanying prospectus, dated as of September 9, 2019, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-233669. The information in this pricing term sheet supersedes the information in the preliminary remarketing prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in such preliminary remarketing prospectus supplement and the accompanying prospectus.

Issuer:	South Jersey Industries, Inc. (the “Company”)

Title of Securities:	2018 Series A 5.020% Remarketable Junior Subordinated Notes due 2031 (the “Notes”)

Expected Ratings*:	BBB- (stable) Standard & Poor’s Ratings Services

Format:	SEC Registered

Remarketing Date:	March 25, 2021

Remarketing Settlement Date:	March 30, 2021 (T + 3)

Remarketed Amount:	$287,500,000

Maturity Date:	April 15, 2031

Benchmark Treasury:	UST 1.125% due February 15, 2031

Benchmark Treasury Yield:	1.630%

Spread to Benchmark Treasury:	+ 337 bps

Yield to Maturity:	5.000%

Price to Public:	100.157%, plus accrued interest at an annual rate of 3.70% from and including January 15, 2021 to but excluding the Remarketing Settlement Date

Reset Rate:	5.020%

Interest Payment Dates:	April 15 and October 15 of each year, beginning April 15, 2021

First Interest Payment Date:
April 15, 2021, which payment will include interest accrued at an annual rate of 3.70% from and including January 15, 2021 to but excluding the Remarketing Settlement Date and at an annual rate of 5.02% from and including the Remarketing Settlement Date to but excluding April 15, 2021

Denomination:	$1,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	838518AA6 / US838518AA63

Remarketing Agents:	BofA Securities, Inc. Wells Fargo Securities, LLC Citizens Capital Markets, Inc. TD Securities (USA) LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the Notes will be made against payment thereof on or about March 30, 2021, which will be the third business day following the date of the pricing of the Notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

The Company has filed a registration statement, including a preliminary remarketing prospectus supplement dated March 19, 2021 and an accompanying prospectus dated September 9, 2019, with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary remarketing prospectus supplement and the accompanying prospectus in that registration statement and the other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies may be obtained by calling BofA Securities, Inc. toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

This pricing term sheet supplements the preliminary remarketing prospectus supplement, dated as of March 19, 2021, relating to the prospectus dated as of September 9, 2019.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.